Exhibit 99.1

HCP Announces Results for Quarter Ended June 30, 2016

SECOND QUARTER 2016 AND RECENT HIGHLIGHTS

--    EPS and FFO per share were $0.64 and $0.71, respectively; FFO as adjusted and FAD per share were $0.74 and $0.72, respectively

--    Achieved year-over-year three- and six-month Cash NOI SPP growth of 4.4% and 3.8%, respectively, excluding the assets being transferred to Quality Care Properties, Inc. (“QCP”) (formerly HCP SpinCo, Inc.) as part of the anticipated spin transaction

--    Announced $111 million of investment activities and $282 million of dispositions

--    Executed 1.3 million sq. ft. of leasing in our life science and medical office portfolios, bringing occupancy to 98.7% (all-time high) and 91.6%, respectively

--    Filed amended Form 10 for QCP in connection with our anticipated spin transaction

--    Appointed Michael D. McKee as interim President and CEO and Thomas M. Herzog as EVP and CFO

IRVINE, CA, August 9, 2016 /PRNewswire/ – HCP (NYSE:HCP) announced results for the quarter ended June 30, 2016.

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015		Per Share
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share	Change
Net income	$301,375	$0.64	$164,515	$0.36	$0.28
FFO	$333,218	$0.71	$301,934	$0.65	$0.06
Other impairment(1)	—	—	41,887	0.09	(0.09)
Transaction-related items and other	14,658	0.03	24,045	0.05	(0.02)
Severance-related charge(2)	—	—	6,713	0.02	(0.02)
Foreign currency remeasurement gains	—	—	(9,533)	(0.02)	0.02
FFO as adjusted	$347,876	$0.74	$365,046	$0.79	$(0.05)
FAD	$337,865	$0.72	$318,614	$0.69	$0.03

(1)   For the three months ended June 30, 2015, the other impairment relates to our Four Seasons Health Care senior unsecured notes (“Four Seasons Notes”).

(2)   For the three months ended June 30, 2015, the severance-related charge relates to the resignation of our former EVP and Chief Investment Officer.

Net income for the second quarter 2016 included the impact of certain items: (i) gain on sales of real estate of $0.25 per share; and (ii) an interest income benefit of $0.03 per share from the payoff of two senior housing development loans representing our participation in the appreciation of the real estate (compared to $0.02 per share of similar interest income from monetizing a senior housing development loan in the second quarter of 2015).

Additionally, operating results, excluding FAD, during the second quarter 2016 reflect placing our HCR ManorCare (“HCRMC”) investments on cash basis effective January 1, 2016. The prior year comparable period included non-cash HCRMC income of $0.08 per share.

FFO, FFO as adjusted, FAD and Cash NOI SPP excluding QCP are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See the “Net Operating Income and Same Property Performance”, “Funds From Operations” and “Funds Available for Distribution” sections of this release for additional information regarding these non-GAAP financial measures.

SECOND QUARTER 2016 AND RECENT HIGHLIGHTS

INVESTMENT TRANSACTIONS

For the second quarter and through August 8, 2016, we announced $111 million of investment activities, bringing our year-to-date total investments to $475 million. Significant transactions included:

•     In June, we commenced a $62 million multi-building development project encompassing 301,000 sq. ft. at our Ridgeview Business Park in Poway, CA which is 50% pre-leased. The project includes a $32 million build-to-suit totaling 152,000 sq. ft. for an existing tenant expected to be completed in 2018 as part of a larger leasing transaction.

•     In July, we acquired two Class A life science buildings totaling 136,000 sq. ft. and a four-acre parcel of land in San Diego, CA for $49 million, growing our life science footprint in a core market.

DISPOSITIONS AND RIDEA II TRANSACTION

We completed $282 million of dispositions during the quarter ended June 30, 2016. Significant transactions during the quarter included:

•     $130 million of proceeds from the sale of a portfolio of five skilled nursing and two assisted living facilities operated by Trilogy, recognizing a net gain on sales of real estate of $82 million;

•     $90 million of proceeds from the previously announced sale of a life science facility and medical office building, recognizing a net gain on sales of real estate of $38 million; and

•     $51 million of proceeds from the monetization of two senior housing development loans, recognizing $15 million of incremental interest income, representing our participation in the appreciation of the underlying real estate assets.

HCP expects to generate approximately $470 million of proceeds from the pending RIDEA II joint venture transaction announced last quarter, from selling a 40% stake in the venture for $110 million and raising $360 million of new third party debt. Note that this has been revised from our previously disclosed estimate of $740 million due to our decision to reduce the size of new third party mortgage debt, allowing us to reduce leverage more quickly compared to our previous plan. The transaction is expected to close in the fourth quarter.

For full year 2016, we expect to generate approximately $1.25 billion of proceeds from dispositions and the RIDEA II transaction.

FINANCING ACTIVITIES

During the second quarter, we prepaid $200 million of maturing mortgage debt with a blended interest rate of 6.6%. We ended the quarter with $0.9 billion drawn on our revolving line of credit facility and $1.1 billion of remaining capacity.

LIFE SCIENCE AND MEDICAL OFFICE LEASING

During the second quarter, we completed 1.3 million sq. ft. of leasing in our life science and medical office portfolios, consisting of 858,000 sq. ft. of renewals and 435,000 sq. ft. of new leases. Our leasing efforts resulted in occupancy reaching 98.7% for our life science portfolio, representing a new all-time high, and 91.6% for our medical office portfolio. Significant leasing transactions included the following:

•     In June, we executed a renewal and expansion totaling 549,000 sq. ft. with a tenant in Poway, CA, consisting of: (i) a 7-year lease extension at four buildings totaling 397,000 sq. ft. that extends the maturity to 2031, and (ii) a 7-year new lease encompassing 152,000 sq. ft. for a build-to-suit development project (as mentioned under “Investment Transactions” above);

•     10-year renewal for a medical office tenant occupying 72,000 sq. ft. in Longview, TX;

•     5-year renewal and expansion for 52,000 sq. ft. in our life science portfolio in S. San Francisco, CA; and

•     10-year new lease for 45,000 sq. ft. in our life science portfolio in Hayward, CA.

HCR MANORCARE UPDATE

SPIN TRANSACTION

In August 2016, QCP, formerly named HCP SpinCo, Inc., filed an amended Registration Statement on Form 10 with the Securities and Exchange Commission, consistent with our previously announced plan to spin off our HCRMC portfolio, as well as other skilled nursing facilities, into an independent publicly traded REIT.

The spin transaction is expected to be completed during the fourth quarter of 2016 and is subject to certain conditions, including the effectiveness of QCP’s Registration Statement on Form 10 and final approval and declaration of the distribution by HCP’s Board of Directors. HCP may, at any time until the closing of the spin-off, decide to abandon, modify or change the terms of the spin-off.

A copy of QCP’s Registration Statement on Form 10, which contains financial and other information regarding QCP and the spin transaction, is available at www.sec.gov and on the Investor Relations section of HCP’s website at http://ir.hcpi.com/QCP-Documents. The Form 10 Registration Statement is preliminary and will be subsequently amended to provide further information regarding QCP and the spin transaction prior to its completion.

HCRMC SECOND QUARTER OPERATING PERFORMANCE

For the second quarter 2016, HCRMC reported normalized EBITDAR of $132 million, bringing the year-to-date total to $263 million. HCRMC’s normalized fixed charge coverage ratio for the trailing twelve months ended June 30, 2016 was 1.03x. EBITDAR losses from the 33 non-strategic assets that have sold to date totaled $9 million for the reported twelve-month period. Upon excluding these EBITDAR losses and the rent associated with the assets, the trailing twelve month normalized fixed charge coverage would have been 1.07x.

HCRMC ended the second quarter with $174 million of cash and cash equivalents and continues to be current on its obligations under the amended master lease.

EXECUTIVE LEADERSHIP

On July 11, 2016, we announced that our Executive Chairman Michael D. McKee assumed the additional role of interim President and CEO. The Board of Directors has initiated the process of appointing a permanent CEO. Additionally, during the second quarter, we welcomed back Thomas M. Herzog as EVP and CFO.

DIVIDEND

On July 28, 2016, we announced that our Board of Directors declared a quarterly cash dividend of $0.575 per common share. The dividend will be paid on August 23, 2016 to stockholders of record as of the close of business on August 8, 2016.

SUSTAINABILITY

In June 2016, we were the 2nd ranked REIT and 69th overall in the 2016 Newsweek Green Rankings U.S. 500, which ranks the 500 largest publicly traded companies in the U.S. and globally. Additionally, for the fifth consecutive year, we were named as a constituent to the FTSE4Good Index Series, an equity index series designed to facilitate investment in companies that meet globally recognized environmental, social and governance criteria. More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainable-growth.

OUTLOOK

Our guidance estimates do not reflect the impact of the anticipated spin transaction or unannounced future transactions, but does reflect the impact of $1.25 billion of dispositions expected in 2016 inclusive of the RIDEA II transaction. For full year 2016, we expect: EPS to range between $1.83 and $1.89; FFO per share to range between $2.72 and $2.78; FFO as adjusted per share to range between $2.83 and $2.89; and FAD per share to range between $2.68 and $2.74. In addition, we expect 2016 SPP Cash NOI to increase between 1.5% and 2.5%. Excluding QCP, we expect 2016 SPP Cash NOI to increase between 2.3% and 3.3%. Refer to the “Projected Future Operations” and “Projected SPP Cash NOI” sections of this release for additional information regarding these estimates.

	Projected Full Year 2016 SPP Cash NOI
	Low	High
Senior housing (including RIDEA)	1.2%	2.2%
Senior housing RIDEA (includes 20 communities)	6.3%	7.3%
Post-acute/skilled nursing	(1.2%)	(0.2%)
Life science	6.9%	7.9%
Medical office	2.2%	3.2%
Hospital	0.6%	1.6%
SPP Cash NOI growth	1.5%	2.5%
SPP Cash NOI growth, excluding QCP	2.3%	3.3%

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, August 9, 2016 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to present its performance and operating results for the quarter ended June 30, 2016. The conference call is accessible by dialing (888) 317-6003 (U.S.) or (412) 317-6061 (International). The participant passcode is 9080724. The webcast is accessible via HCP’s website at www.hcpi.com. This link can be found in the “News and Events” section, which is under “Investor Relations”. Through August 24, 2016, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International) and entering passcode 10089130. Our supplemental information package for the current period is available with this earnings release on our website in the “Financial Information” section under “Investor Relations”.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; and (ii) is recognized as a global leader in sustainability as a member of the Dow Jones and FTSE4Good sustainability indices, as well as the recipient in three of the past four years of both the GRESB Global Healthcare Sector Leader and the NAREIT Healthcare Leader in the Light Award. For more information regarding HCP, visit www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, HCP’s expectations with respect to (i) its plans to spin off certain of its assets; (ii) all statements under the heading “Outlook,” including with respect to anticipated EPS, FFO per share, FFO as adjusted per share, FAD per share, SPP Cash NOI projections, and other financial projections and assumptions; (iii) the payment of the quarterly cash dividend; and (iv) timing, outcomes and other details relating to the acquisitions, dispositions, developments, joint venture transactions, capital recycling and financing activities discussed above. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of HCP’s and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: HCRMC’s ability to meet its contractual obligations under the HCRMC lease and risks related to the impact of the U.S. Department of Justice lawsuit against HCRMC, including the possibility of larger than expected litigation costs, adverse results and related developments; our reliance on a concentration of a small number of tenants and operators, for a significant portion of our revenues; the financial weakness of tenants, operators and borrowers, including potential bankruptcies and downturns in their businesses, and their legal and regulatory proceedings, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants’ and operators’ leases and borrowers’ loans; the ability of our tenants, operators and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; competition for skilled management and other key personnel; availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties; the ability of our own tenants and operators to maintain costs and to compete for skilled management and nurses; our ability to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or we exercise our right to replace an existing tenant or operator upon default; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners’ financial condition and continued cooperation; our ability to achieve the benefits of investments, including those investments discussed above, within expected time frames or at all, or within expected cost projections; the potential impact on us and our tenants, operators and borrowers from current and future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; the effect on healthcare providers of legislation addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, and the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic conditions, and currency exchange rates; changes in the credit ratings on U.S. government debt securities or default or delay in payment by the government of its obligations; our ability to manage our indebtedness level and changes in the terms of such indebtedness; the ability to maintain our qualification as a real estate investment trust; uncertainties as to the completion and timing of the spin-off transaction; the failure to satisfy any conditions to complete the spin-off transaction; the ability of HCP and QCP to complete financings related to the spin-off transaction on acceptable terms or at all; the impact of the spin-off transaction on the businesses of HCP and QCP; and other risks and uncertainties described from time to time in HCP’s Securities and Exchange Commission filings. The Company cautions investors not to place undue reliance on any forward-looking statements. HCP assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Thomas M. Herzog

Executive Vice President and Chief Financial Officer

949-407-0400

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Real estate:
Buildings and improvements	$12,321,266	$12,198,704
Development costs and construction in progress	387,560	388,576
Land	1,933,823	1,948,757
Accumulated depreciation and amortization	(2,716,880)	(2,541,334)
Net real estate	11,925,769	11,994,703

Net investment in direct financing leases (“DFLs”)	5,856,544	5,905,009
Loans receivable, net	708,096	768,743
Investments in and advances to unconsolidated joint ventures	604,941	605,244
Accounts receivable, net of allowance of $4,892 and $3,261, respectively	51,800	48,929
Cash and cash equivalents	116,450	346,500
Restricted cash	180,404	60,616
Intangible assets, net	550,569	603,706
Real estate and related assets held for sale, net	330,453	314,126
Other assets, net	791,431	802,273

Total assets	$21,116,457	$21,449,849

Liabilities and equity
Bank line of credit	$869,078	$397,432
Term loans	477,890	524,807
Senior unsecured notes	8,626,559	9,120,107
Mortgage debt	688,910	932,212
Other debt	93,012	94,445
Intangible liabilities, net	49,448	56,147
Intangible liabilities related to assets held for sale, net	17,001	19,126
Accounts payable and accrued liabilities	482,133	436,239
Deferred revenue	136,038	123,017
Total liabilities	11,440,069	11,703,532

Common stock, $1.00 par value: 750,000,000 shares authorized; 467,324,914, and 465,488,492 shares issued and outstanding, respectively	467,325	465,488
Additional paid-in capital	11,701,707	11,647,039
Cumulative dividends in excess of earnings	(2,857,164)	(2,738,414)
Accumulated other comprehensive loss	(30,738)	(30,470)
Total stockholders’ equity	9,281,130	9,343,643

Joint venture partners	214,671	217,066
Non-managing member unitholders	180,587	185,608
Total noncontrolling interests	395,258	402,674

Total equity	9,676,388	9,746,317

Total liabilities and equity	$21,116,457	$21,449,849

HCP, Inc.

Consolidated Statements of Operations

In thousands, except per share data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues:
Rental and related revenues	$299,076	$276,734	$596,270	$551,816
Tenant recoveries	33,930	31,376	65,667	61,272
Resident fees and services	164,202	106,838	329,965	211,851
Income from direct financing leases	132,100	156,181	260,068	323,259
Interest income	32,787	35,945	50,816	69,207
Investment management fee income	81	458	172	918
Total revenues	662,176	607,532	1,302,958	1,218,323

Costs and expenses:
Interest expense	121,333	118,632	243,395	235,412
Depreciation and amortization	141,386	120,403	282,708	234,925
Operating	180,125	136,342	357,080	268,373
General and administrative	22,793	28,845	48,292	53,618
Acquisition and pursuit costs	14,527	18,407	17,002	21,797
Impairments	—	44,835	—	523,299
Total costs and expenses	480,164	467,464	948,477	1,337,424

Other income:
Gain on sales of real estate	119,614	61	119,614	6,325
Other income, net	2,280	11,055	3,502	12,779
Total other income, net	121,894	11,116	123,116	19,104

Income (loss) before income taxes and equity (loss) income from unconsolidated joint ventures	303,906	151,184	477,597	(99,997)
Income tax benefit (expense)	2,003	4,563	(51,035)	4,640
Equity (loss) income from unconsolidated joint ventures	(1,067)	12,001	(1,975)	25,602

Net income (loss)	304,842	167,748	424,587	(69,755)
Noncontrolling interests’ share in earnings	(3,125)	(2,863)	(6,751)	(5,974)

Net income (loss) attributable to HCP, Inc.	301,717	164,885	417,836	(75,729)
Participating securities’ share in earnings	(342)	(370)	(651)	(704)

Net income (loss) applicable to common shares	$301,375	$164,515	$417,185	$(76,433)

Earnings per common share:
Basic	$0.65	$0.36	$0.89	$(0.17)

Diluted	$0.64	$0.36	$0.89	$(0.17)

Weighted average shares used to calculate earnings per common share:
Basic	467,084	461,874	466,579	461,380

Diluted	471,425	462,106	466,777	461,380

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$424,587	$(69,755)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	282,708	234,925
Amortization of market lease intangibles, net	(972)	(636)
Amortization of deferred compensation	9,505	15,724
Amortization of deferred financing costs	10,561	9,726
Straight-line rents	(11,117)	(17,748)
Loan and direct financing lease non-cash interest	278	(46,997)
Deferred rental revenues	(808)	(1,004)
Equity loss (income) from unconsolidated joint ventures	1,975	(25,602)
Distributions of earnings from unconsolidated joint ventures	3,202	2,493
Lease termination income, net	—	(1,103)
Gain on sales of real estate	(119,614)	(6,325)
Deferred income tax expense	49,156	—
Foreign exchange and other gains, net	(91)	(9,866)
Impairments	—	523,299
Changes in:
Accounts receivable, net	(2,871)	(6,464)
Other assets, net	(2,892)	(8,473)
Accounts payable and accrued liabilities	23,305	1,792
Net cash provided by operating activities	666,912	593,986
Cash flows from investing activities:
Acquisitions of real estate	(94,271)	(1,247,900)
Development of real estate	(204,624)	(121,510)
Leasing costs and tenant and capital improvements	(41,161)	(28,302)
Proceeds from sales of real estate, net	96,652	8,600
Contributions to unconsolidated joint ventures	(10,156)	(31,512)
Distributions in excess of earnings from unconsolidated joint ventures	6,421	1,994
Principal repayments on loans receivable, DFLs and other	205,576	53,081
Investments in loans receivable and other	(122,113)	(276,038)
Decrease (increase) in restricted cash	10,058	(3,481)
Net cash used in investing activities	(153,618)	(1,645,068)
Cash flows from financing activities:
Net borrowings under bank line of credit	642,898	186,557
Repayments under bank line of credit	(135,000)	—
Borrowings under term loan	—	333,014
Issuance of senior unsecured notes	—	1,338,555
Repayments of senior unsecured notes	(500,000)	(400,000)
Repayments of mortgage and other debt	(246,387)	(20,333)
Deferred financing costs	—	(13,272)
Issuance of common stock and exercise of options	45,924	93,118
Repurchase of common stock	(3,874)	(7,690)
Dividends paid on common stock	(537,061)	(521,898)
Issuance of noncontrolling interests	3,225	3,397
Distributions to noncontrolling interests	(12,473)	(8,406)
Net cash (used in) provided by financing activities	(742,748)	983,042
Effect of foreign exchange on cash and cash equivalents	(596)	—
Net decrease in cash and cash equivalents	(230,050)	(68,040)
Cash and cash equivalents, beginning of period	346,500	183,810
Cash and cash equivalents, end of period	$116,450	$115,770

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss) applicable to common shares	$301,375	$164,515	$417,185	$(76,433)
Depreciation and amortization	141,386	120,403	282,708	234,925
Other depreciation and amortization(2)	2,974	5,128	5,936	11,812
Gain on sales of real estate	(119,614)	(61)	(119,614)	(6,325)
Taxes associated with real estate disposition(3)	—	—	53,177	—
Impairment of real estate	—	2,948	—	2,948
Equity loss (income) from unconsolidated joint ventures	1,067	(12,001)	1,975	(25,602)
FFO from unconsolidated joint ventures	11,172	23,943	21,550	48,792
Noncontrolling interests’ and participating securities’ share in earnings	3,467	3,233	7,402	6,678
Noncontrolling interests’ and participating securities’ share in FFO	(8,609)	(6,174)	(17,836)	(12,367)
FFO applicable to common shares	$333,218	$301,934	$652,483	$184,428
Distributions on dilutive convertible units	3,525	3,568	7,109	—
Diluted FFO applicable to common shares	$336,743	$305,502	$659,592	$184,428

Diluted FFO per common share	$0.71	$0.65	$1.40	$0.40

Weighted average shares used to calculate diluted FFO per share	473,149	468,115	472,667	461,649

Impact of adjustments to FFO:
Other impairments(4)	$—	$41,887	$—	$520,351
Transaction-related items and other	14,658	24,045	17,176	27,435
Severance-related charge(5)	—	6,713	—	6,713
Foreign currency remeasurement gains	—	(9,533)	—	(9,533)
	$14,658	$63,112	$17,176	$544,966

FFO as adjusted applicable to common shares	$347,876	$365,046	$669,659	$729,394
Distributions on dilutive convertible units and other	3,503	3,474	7,083	6,793
Diluted FFO as adjusted applicable to common shares	$351,379	$368,520	$676,742	$736,187
Per common share impact of adjustments on diluted FFO	$0.03	$0.14	$0.03	$1.17
Diluted FFO as adjusted per common share	$0.74	$0.79	$1.43	$1.57

Weighted average shares used to calculate diluted FFO as adjusted per share	473,149	468,115	472,667	467,675

(1)    We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. The term FFO was developed by the REIT industry to address this issue. FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is net income (loss) applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from sales of depreciable property, including any current and deferred taxes directly associated with sales of depreciable property, impairments of, or related to, depreciable real estate, plus real estate and other depreciation and amortization, and adjustments to compute our share of FFO from joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income (loss). We compute FFO in accordance with the current NAREIT definition; however, other REITs may report FFO differently or have a different interpretation of the current NAREIT definition from ours. FFO as adjusted represents FFO before the impact of severance-related charges, impairments (recoveries) of non-depreciable assets, foreign currency remeasurement losses (gains) and transaction-related items. Transaction-related items include acquisition and pursuit costs (e.g., due diligence and closing) and gains/charges incurred as a result of mergers and acquisitions and lease amendment or termination activities. Management believes that FFO as adjusted provides a meaningful supplemental measurement of our FFO run-rate and is frequently used by analysts, investors and other interested parties in the evaluation of our performance as a REIT. This non-GAAP supplemental measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income (loss) (determined in accordance with GAAP) or NAREIT FFO. See “Non-GAAP Financial Measures Reconciliations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 for a reconciliation, on a per share basis, from net income (loss) applicable to common shares, the most directly comparable financial measure calculated and presented in accordance with GAAP, to FFO and FFO as adjusted.

(2)    Other depreciation and amortization includes DFL depreciation and lease incentive amortization (reduction of straight-line rents) for the consideration given to terminate the 30 purchase options of the 153-property amended lease portfolio in the 2014 Brookdale transaction. Beginning January 2016, we changed our accounting treatment for the HCRMC DFL investments to recognize rental income on a cash basis. As such, we no longer recognize non-cash depreciation related to the HCRMC DFL investments.

(3)    For the six months ended June 30, 2016, net income includes $53 million, of which $49 million relates to the HCRMC real estate portfolio, of income tax expense associated with state built-in gain tax payable upon the disposition of specific real estate assets. See Note 5 to the Consolidated Financial Statements for the quarter ended June 30, 2016 included in our Quarterly Report on Form 10-Q.

(4)    For the three months ended June 30, 2015, the other impairment is related to our Four Seasons Notes. For the six months ended June 30, 2015, other impairments include: (i) $42 million related to our Four Seasons Notes and (ii) $478 million related to our HCRMC DFL investments.

(5)    The severance-related charge relates to the resignation of our former Executive Vice President and Chief Investment Officer.

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

FFO as adjusted applicable to common shares	$347,876	$365,046	$669,659	$729,394
Amortization of market lease intangibles, net	(503)	(258)	(972)	(636)
Amortization of deferred compensation(2)	4,160	6,665	9,505	12,830
Amortization of deferred financing costs	5,281	4,974	10,561	9,726
Straight-line rents	(3,541)	(8,202)	(11,117)	(17,748)
DFL non-cash interest(3)	666	(21,210)	1,330	(41,514)
Other depreciation and amortization	(2,974)	(5,128)	(5,935)	(11,812)
Deferred revenues – tenant improvement related	(515)	(647)	(992)	(1,391)
Deferred revenues – additional rents	326	545	184	387
Leasing costs and tenant and capital improvements	(20,761)	(16,127)	(40,052)	(27,667)
Lease restructure payments(4)	6,318	5,166	12,612	10,301
Joint venture adjustments – CCRC entrance fees(5)	8,057	7,469	15,223	13,662
Joint venture and other FAD adjustments(3)	(6,525)	(19,679)	(13,101)	(37,224)
FAD applicable to common shares	$337,865	$318,614	$646,905	$638,308
Distributions on dilutive convertible units	3,525	3,568	7,109	7,136

Diluted FAD applicable to common shares	$341,390	$322,182	$654,014	$645,444

Diluted FAD per common share	$0.72	$0.69	$1.38	$1.38

Weighted average shares used to calculate diluted FAD per common share	473,149	468,115	472,667	467,675

(1)          Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) non-cash interest and depreciation related to DFLs and lease incentive amortization (reduction of straight-line rents) and (vi) deferred revenues, excluding amounts amortized into rental income that are associated with tenant funded improvements owned/recognized by us and up-front cash payments made by tenants to reduce their contractual rents. Also, FAD: (i) is computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements; and (ii) includes lease restructure payments and adjustments to compute our share of FAD from our unconsolidated joint ventures and those related to CCRC non-refundable entrance fees. Adjustments for unconsolidated joint ventures are calculated to reflect FAD on the same basis. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our performance and is frequently used by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. FAD does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) determined in accordance with GAAP. See “Non-GAAP Financial Measures Reconciliations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 for a reconciliation, on a per share basis, from net income (loss) applicable to common shares, the most directly comparable financial measure calculated and presented in accordance with GAAP, to FAD.

(2)          Excludes $2.9 million related to the acceleration of deferred compensation for restricted stock units and stock options that vested upon the resignation of HCP’s former Executive Vice President and Chief Investment Officer, which is included in the severance-related charge for the three and six months ended June 30, 2015.

(3)          For the three and six months ended June 30, 2015, DFL non-cash interest reflects an elimination of $15 million and $30 million, respectively. Our equity investment in HCRMC is accounted for using the equity method, which requires an elimination of DFL income that is proportional to our ownership in HCRMC. Further, our share of earnings from HCRMC (equity income) increases for the corresponding elimination of related lease expense recognized at the HCRMC entity level, which we present as a non-cash joint venture FAD adjustment. Beginning January 2016, equity income is recognized only if cash distributions are received from HCRMC; as a result, we no longer eliminate our proportional ownership share of income from DFLs to equity income (loss) from unconsolidated joint ventures for our equity investment in HCRMC.

(4)          Over a period of three years from the closing of a transaction with Brookdale in 2014, we will receive installment payments valued at $55 million for terminating the leases on the HCP owned 49-property portfolio; we include these installment payments in FAD as the payments are collected.

(5)          Represents our 49% share of non-refundable entrance fees included in FAD as the fees are collected by our CCRC JV.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$304,842	$167,748	$424,587	$(69,755)
Interest income	(32,787)	(35,945)	(50,816)	(69,207)
Investment management fee income	(81)	(458)	(172)	(918)
Interest expense	121,333	118,632	243,395	235,412
Depreciation and amortization	141,386	120,403	282,708	234,925
General and administrative	22,793	28,845	48,292	53,618
Acquisition and pursuit costs	14,527	18,407	17,002	21,797
Impairment	—	44,835	—	523,299
Gain on sales of real estate	(119,614)	(61)	(119,614)	(6,325)
Other income, net	(2,280)	(11,055)	(3,502)	(12,779)
Income tax (benefit) expense(3)	(2,003)	(4,563)	51,035	(4,640)
Equity loss (income) from unconsolidated joint ventures	1,067	(12,001)	1,975	(25,602)
NOI	$449,183	$434,787	$894,890	$879,825
Non-cash adjustments to NOI	(3,397)	(21,528)	(10,799)	(50,713)
Cash (adjusted) NOI	$445,786	$413,259	$884,091	$829,112
Non-SPP cash (adjusted) NOI	(36,421)	(19,552)	(76,684)	(34,884)
SPP cash (adjusted) NOI(2)	$409,365	$393,707	$807,407	$794,228
QCP SPP cash (adjusted) NOI(2)	(124,078)	(120,510)	(244,530)	(252,054)
SPP cash (adjusted) NOI, excluding QCP(2)	$285,287	$273,197	$562,877	$542,174
Cash (adjusted) NOI % change – SPP(2)	4.0%		1.7%
Cash (adjusted) NOI % change – SPP, excluding QCP(2)	4.4%		3.8%

(1)          We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and cash NOI to make decisions about resource allocations, assess and compare property level performance, and to evaluate our same property portfolio (“SPP”), as described below. We believe that net income (loss) is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (loss) as defined by GAAP since it does not reflect various excluded items. Further, our definition of NOI may not be comparable to the definition used by other REITs or real estate companies, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses; NOI excludes all of the other financial statement amounts itemized above. Cash NOI is calculated as NOI after eliminating the effects of straight-line rents, DFL non-cash interest, amortization of market lease intangibles and lease termination fees (“non cash adjustments”). Cash NOI is oftentimes referred to as “adjusted NOI.”

(2)          SPP statistics allow management to evaluate the performance of our real estate portfolio under a consistent population by eliminating changes in the composition of our portfolio of properties. We identify our SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented, excluding assets held for sale. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in our SPP. Newly acquired operating assets are generally considered stabilized at the earlier of lease-up (typically when the tenant(s) control(s) the physical use of at least 80% of the space) or 12 months from the acquisition date. Newly completed developments and redevelopments are considered stabilized at the earlier of lease-up or 24 months from the date the property is placed in service. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis. SPP cash NOI excludes the effects of foreign exchange rate movements by using the average current period exchange rate to translate from British pound sterling into U.S. dollars for the comparison periods. A property is removed from our SPP when it is sold, placed into redevelopment or changes its reporting structure. SPP cash NOI, excluding QCP represents SPP cash NOI excluding income from DFLs associated with the HCRMC leased properties and rental and related revenues from 28 other healthcare related properties included in the pending transaction to spin off Quality Care Properties, Inc. (“QCP”) (formerly HCP SpinCo, Inc.). SPP cash NOI, excluding QCP allows management to evaluate the performance of our remaining real estate portfolio following the completion of the pending transaction to spin off QCP.

(3)          For the six months ended June 30, 2016, net income includes $53 million, of which $49 million relates to the HCRMC real estate portfolio, of income tax expense associated with state built-in gain tax payable upon the disposition of specific real estate assets. See Note 5 to the Consolidated Financial Statements for the quarter ended June 30, 2016 included in our Quarterly Report on Form 10-Q.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	Full Year 2016
	Low	High

Diluted earnings per common share	$1.83	$1.89
Depreciation and amortization	1.20	1.20
Other depreciation and amortization	0.03	0.03
Taxes associated with real estate disposition	0.11	0.11
Gain on sales of real estate	(0.51)	(0.51)
Joint venture FFO adjustments	0.06	0.06
Diluted FFO per common share	$2.72	$2.78
Transaction-related items and other(2)	0.08	0.08
Severance-related charge(3)	0.03	0.03
Diluted FFO as adjusted per common share	$2.83	$2.89
Amortization of net market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.03	0.03
Amortization of deferred financing costs	0.04	0.04
Straight-line rents	(0.04)	(0.04)
Other depreciation and amortization	(0.03)	(0.03)
Leasing costs and tenant and capital improvements	(0.19)	(0.19)
Lease restructure payments	0.04	0.04
Joint venture adjustments – CCRC entrance fees	0.07	0.07
Joint venture and other FAD adjustments	(0.06)	(0.06)
Diluted FAD per common share	$2.68	$2.74

(1)

The foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. These projections do not reflect the impact of the anticipated spin transaction or unannounced future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. Our actual results may differ materially from the projections set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)	Includes transaction-related costs primarily related to professional fees that we recognized prior to the completion of the spin transaction.

(3)	The severance-related charge relates to the previously announced departure of our former President and Chief Executive Officer in July 2016.

HCP, Inc.

Projected SPP Cash NOI(1)

Dollars in thousands

(Unaudited)

For the projected full year 2016 (low):

	Senior Housing (Other)	Senior Housing (Operating- RIDEA)	Total Senior Housing	Post-Acute/ Skilled Nursing	Life Science	Medical Office	Hospital	Total
NOI(2)	$516,700	$183,300	$700,000	$429,600	$282,700	$272,500	$85,700	$1,770,500
Non-cash adjustments to NOI(3)	(12,900)	—	(12,900)	(300)	(1,300)	(3,300)	300	(17,500)
Cash (adjusted) NOI	503,800	183,300	687,100	429,300	281,400	269,200	86,000	1,753,000
Non-SPP cash (adjusted) NOI	(10,500)	(119,250)	(129,750)	(16,600)	(29,400)	(25,700)	—	(201,450)
SPP cash (adjusted) NOI	$493,300	$64,050	$557,350	$412,700	$252,000	$243,500	$86,000	1,551,550
QCP SPP cash (adjusted) NOI								(488,200)
SPP cash (adjusted) NOI, excluding QCP								1,063,350
Addback adjustments(4)								707,150
Other income and expenses(5)								273,600
Costs and expenses(6)								(1,175,500)
Net income								$868,600

For the projected full year 2016 (high):

	Senior Housing (Other)	Senior Housing (Operating- RIDEA)	Total Senior Housing	Post-Acute/ Skilled Nursing	Life Science	Medical Office	Hospital	Total
NOI(2)	$522,500	$184,800	$707,300	$435,500	$285,700	$275,300	$86,700	$1,790,500
Non-cash adjustments to NOI(3)	(13,700)	—	(13,700)	(1,600)	(1,700)	(3,500)	150	(20,350)
Cash (adjusted) NOI	508,800	184,800	693,600	433,900	284,000	271,800	86,850	1,770,150
Non-SPP cash (adjusted) NOI	(10,600)	(120,150)	(130,750)	(17,000)	(29,600)	(26,000)	—	(203,350)
SPP cash (adjusted) NOI	$498,200	$64,650	$562,850	$416,900	$254,400	$245,800	$86,850	1,566,800
QCP SPP cash (adjusted) NOI								(493,100)
SPP cash (adjusted) NOI, excluding QCP								1,073,700
Addback adjustments(4)								716,800
Other income and expenses(5)								277,600
Costs and expenses(6)								(1,171,500)
Net income								$896,600

For the year ended December 31, 2015:

	Senior Housing (Other)	Senior Housing (Operating- RIDEA)	Total Senior Housing	Post-Acute/ Skilled Nursing	Life Science	Medical Office	Hospital	Total
NOI(2)	$522,679	$147,259	$669,938	$533,109	$272,767	$255,675	$84,391	$1,815,880
Non-cash adjustments to NOI(3)	(24,275)	8,148	(16,127)	(78,738)	(10,128)	(5,025)	1,060	(108,958)
Cash (adjusted) NOI	498,404	155,407	653,811	454,371	262,639	250,650	85,451	1,706,922
Non-SPP cash (adjusted) NOI	(7,852)	(95,168)	(103,020)	(36,658)	(26,888)	(12,429)	(4)	(178,999)
SPP cash (adjusted) NOI	$490,552	$60,239	$550,791	$417,713	$235,751	$238,221	$85,447	1,527,923
QCP SPP cash (adjusted) NOI								(488,841)
SPP cash (adjusted) NOI, excluding QCP								1,039,082
Addback adjustments(4)								776,798
Other income and expenses(5)								201,162
Costs and expenses(6)								(1,113,712)
Impairments, net								(1,403,853)
Impairment of investments in unconsolidated joint ventures								(45,895)
Net loss								$(546,418)

Projected SPP cash (adjusted) NOI change for the full year 2016:

	Senior Housing (Other)	Senior Housing (Operating- RIDEA)	Total Senior Housing	Post-Acute/ Skilled Nursing	Life Science	Medical Office	Hospital	Total	Total Excluding QCP
Low	0.6%	6.3%	1.2%	(1.2%)	6.9%	2.2%	0.6%	1.5%	2.3%
High	1.6%	7.3%	2.2%	(0.2%)	7.9%	3.2%	1.6%	2.5%	3.3%

(1)

The foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. These projections do not reflect the impact of the anticipated spin transaction or unannounced future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. Our actual results may differ materially from the projections set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)	Represents rental and related revenues, tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses.

(3)	Represents straight-line rents, DFL non-cash interest, amortization of market lease intangibles, net and lease termination fees.

(4)	Represents non-cash adjustments to NOI, non-SPP cash (adjusted) NOI and QCP SPP cash (adjusted) NOI.

(5)	Represents interest income, investment management fee income, gain on sales of real estate, other income, net, income taxes and equity income (loss) from unconsolidated joint ventures.

(6)	Represents interest expense, depreciation and amortization, general and administrative expenses, and acquisition and pursuit costs.